Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated June 27, 2025, with respect to the financial statements of Grayscale Investments, Inc. (formerly GSO Intermediate Holdings I Corporation), included herein, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

New York, New York
January 29, 2026